Exhibit 10.5

CHF Solutions, Inc.

12988 VALLEY VIEW ROAD
EDEN PRAIRIE, MN 55344

April 12, 2019
Nestor Jaramillo, Jr.

Re: Employment Terms

Dear Nestor,

We are pleased to offer you employment with CHF SOLUTIONS, INC., a Delaware corporation (the “Company”).  The terms of your offer are as follows:

Your initial position with us will be as Chief Commercial Officer. Your annualized salary will be three hundred twenty thousand dollars ($320,000.00), paid in semi-monthly installments in accordance with our normal payroll procedures. In addition to the above base salary, you will be eligible to earn a bonus of up to 40% of your base salary, applied on a pro-rata basis in 2019. One condition of receiving a bonus is that you must be employed in good standing with the Company as of the bonus payment date. In addition, the Company is pleased to offer you stock options as detailed in ATTACHMENT 1, “Stock Option Grant”. One-fourth of the shares vest on the one year anniversary of the Vesting Commencement Date; the balance of the shares vest in a series of thirty- six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.

During your employment, you will be eligible to participate in the employee stock options program, benefit programs and arrangements that we make available to our employees, including contributory and non-contributory welfare and benefit plans. You will be eligible for an annual accrual of 168 hours of Personal Time Off which will be earned/accrued on a semi-monthly basis. You may also participate in the Company’s 401(k) Plan.

Your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective May 7, 2019 or other mutually agreed upon date. By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and a duly authorized officer of the Company. You also acknowledge that this job offer is contingent upon the successful completion of a background investigation which results in no findings which would preclude you from employment with CHF Solutions, Inc. Once the background check is completed with satisfactory results we will confirm the effective date of employment.

You  are  required,  as  a  condition  to  your  employment  with  the  Company,  to  sign  the Company’s standard Employee Proprietary Information, Inventions Assignment and Non- Competition Agreement in the form attached hereto as EXHIBIT A. You are also required to read and acknowledge the attached CHF Solutions Code of Business Conduct and Ethics.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. By signing this Agreement you irrevocably submit to the exclusive jurisdiction of the courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. By signing this agreement you also waive any right to request a trial by jury in any litigation with respect to this letter agreement and represent that counsel has been consulted specifically as to this waiver.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non- Competition Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Sincerely,

/s/ John Erb

John Erb
CEO and Chief Executive Officer

_ _ _ _ _

I have read and accept the employment offer as set forth in this Agreement. By signing this Agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company. I hereby acknowledge that I have received and read the Company’s Code of Business Conduct and Ethics, and that I understand the Code and its application to my performance of services to the Company.

/s/ Nestor Jaramillo, Jr.	Date: 4/12/19

ATTACHMENT 1

Stock Option Grant

Stock Option grant representing 1.0 % of fully diluted shares to be granted under the Company’s New Hire Plan subject to approval by the Board of Directors.

ATTACHMENT 1 - 1